SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549-1004

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 25, 2003
                       -------------------
Commission    Registrant; State of Incorporation       I.R.S. Employer
File Number    Address and Telephone Number	        Identification No.

1-5324        NORTHEAST UTILITIES                          04-2147929
              (a Massachusetts voluntary association)
              174 Brush Hill Avenue
              West Springfield, Massachusetts 01090-0010
              Telephone (413) 785-5871

0-11419       THE CONNECTICUT LIGHT AND POWER COMPANY     06-0303850
              (a Connecticut corporation)
              107 Selden Street
              Berlin, Connecticut 06037-1616
              Telephone (860) 665-5000

1-6392        PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE     02-0181050
              (a New Hampshire corporation)
              780 North Commercial Street
              Manchester, New Hampshire 03101-1134
              Telephone (603) 669-4000

0-7624        WESTERN MASSACHUSETTS ELECTRIC COMPANY       04-1961130
              (a Massachusetts corporation)
              174 Brush Hill Avenue
              West Springfield, Massachusetts 01090-0010
              Telephone (413) 785-5871


                         Not Applicable
                      ---------------------
(Former name or former address, if changed since last report)

Item 5.    Other Events and Regulation FD Disclosure

       As part of its transition to self performance of decommissioning, management of Connecticut Yankee Atomic Power Company (CYAPC) has prepared a draft updated estimate of the cost of decommissioning the Connecticut Yankee nuclear unit. The new draft estimate reflects primarily the impacts of the termination of the turnkey decommissioning contractor, Bechtel Power Corporation, in July 2003 for default and the fact that CYAPC is now self-performing completion of the decommissioning project.
The draft estimate includes an increase of approximately $270 million over the estimate reported in November 2002. CYAPC had terminated its decommissioning contract with Bechtel in July 2003 due to Bechtel's history of incomplete and untimely performance and refusal to perform remaining decommissioning work. In June, 2003, Bechtel filed a complaint against CYAPC in Connecticut Superior Court asserting a number of claims, including wrongful termination. In August, 2003, CYAPC filed a counterclaim, including counts for breach of contract, negligent misrepresentation and breach of duty of good faith and fair dealing. Bechtel has departed the site and the decommissioning responsibility has been transitioned to CYAPC, which has recommenced the decommissioning process.

        The estimate which was previously updated and reported in November 2002 included an increase of approximately $140 million as compared to the cost estimate that had been approved as part of the April 2000 rate case settlement with the Federal Energy Regulatory Commission (FERC). The 2002 updated estimate stemmed primarily from additional security costs as well as the corollary economic impacts of increased insurance costs and other factors. The total current draft updated cost estimate of approximately $820 million represents an aggregate increase of approximately $410 million over the 2000 FERC rate case settlement. The 2003 draft cost estimate has not been finalized and is undergoing review. CYAPC is required to update its decommissioning cost estimate through a filing with the FERC by no later than July 1, 2004.

      Northeast Utilities' (NU) electric operating subsidiaries collectively own 49% of CYAPC, and their aggregate share of the estimated increased cost would be approximately $132.3 million. Their respective shares of the estimated increased costs would be as follows: The Connecticut Light and Power Company ("CL&P") ($93.2 million), Public Service Company of New Hampshire ("PSNH") ($13.5 million) and Western Massachusetts Electric Company ("WMECO") ($25.7 million).

      CYAPC is seeking recovery of additional decommissioning costs and other damages from Bechtel and, if necessary, its surety. In pursuing this recovery through pending litigation, CYAPC is also exploring options to structure an appropriate rate application to be filed in due course with the FERC, with any resulting adjustments being charged to its sponsors including CL&P, PSNH and WMECO. The timing, amount and outcome of these filings cannot be predicted at this time. CL&P, PSNH and WMECO would expect in turn to seek recovery of their respective shares of any allowed increases from ratepayers through appropriate state and federal rate proceedings.

       For further information concerning CYAPC and its decommissioning estimates, see "Item 1. Business - Nuclear Generation" in NU's 2002 Annual Report on Form 10-K and "Nuclear Decommissioning and Plant Closure Costs" in NU's Notes to its 2002 Financial Statements and Part II, Item 1(3) Legal Proceedings, in NU's Quarterly Report on Form 10Q for the period ending September 30, 2003.



                       SIGNATURE PAGE TO FOLLOW


                            SIGNATURE

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

                                       NORTHEAST UTILITIES
                                       PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                       WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                       (Registrants)


                                       By:  /s/  Randy A. Shoop
                                            Name: Randy A. Shoop
                                            Title: Assistant Treasurer - Finance


                                       THE CONNECTICUT LIGHT AND POWER COMPANY
                                       (Registrant)

                                       By:  /s/  Randy A. Shoop
                                            Name:  Randy A. Shoop
                                            Title:    Treasurer



Date:  November 25, 2003